Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 20, 2018 (except Note 18, as to which the date is July 13, 2018), in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-225993) and related Prospectus of Aurora Mobile Limited for the registration of its Class A common shares.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China

July 13, 2018